Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500
ENTERPRISE PRODUCTS MAKES OFFER TO
ACQUIRE DUNCAN ENERGY PARTNERS
     Houston, Texas (February 23, 2011) — Enterprise Products Partners L.P. (NYSE: EPD) today announced it has submitted a proposal to the chairman of the Audit, Conflicts and Governance Committee of the board of directors of the general partner of Duncan Energy Partners L.P. (NYSE: DEP) to purchase all of the partnership’s outstanding publicly-held units through a unit-for-unit exchange. Subject to negotiation and execution of a definitive agreement, Enterprise would offer 0.9545 EPD common units for each outstanding publicly-held DEP common unit as part of a transaction that would be structured as a merger between Duncan Energy Partners and a wholly owned subsidiary of EPD. This represents a value of $42.00 per common unit, or a premium of approximately 30 percent, based on the 10-day average closing price of DEP on February 18, 2011.
     “We believe this proposal should be attractive to Duncan Energy Partners investors who would participate in the future growth of Enterprise, which has a backlog of pending capital projects and a more diverse existing asset base,” said Michael A. Creel, Enterprise president and chief executive officer. “In addition, public unitholders of Duncan Energy Partners would receive a substantial premium over the current trading price, a substantial distribution increase and a more liquid security.”
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. EPD’s assets include approximately: 50,200 miles of onshore and offshore pipelines; 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.
     This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that EPD expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, whether proposed transactions are consummated at all or on initial terms proposed, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by EPD. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, EPD does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
     This press release does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus, and only if and when a definitive agreement has been entered into, pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”).
     If the proposed merger is approved, a registration statement of EPD, which will include a proxy statement of DEP and other materials, will be filed with the SEC. IF AND WHEN APPLICABLE, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DOCUMENTS FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EPD, DEP AND THE PROPOSED MERGER. If and when applicable, investors and security holders may obtain a free copy of the proxy statement / prospectus and other documents containing information about EPD and DEP, without charge, at the SEC’s website at www.sec.gov.
Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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